UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

COOPER-STANDARD HOLDINGS INC.

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

21676P103

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Investment Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 258,978 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 258,978 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 258,978 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 258,978 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 258,978 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 258,978 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 258,978 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 258,978 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 258,978 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 258,978 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 258,978 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 258,978 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 258,978 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 258,978 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 258,978 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Strategic Value Master Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 233,301 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 233,301 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 233,301 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 233,301 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 233,301 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 233,301 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 233,301 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 233,301 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 233,301 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 1.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Special Opportunities Managed Account, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 629,923 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 629,923 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 629,923 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 629,923 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 629,923 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 629,923 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 629,923 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 629,923 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 629,923 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 3.6%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 939,389 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 939,389 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 939,389 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.3%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 939,389 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 939,389 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 939,389 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 5.3%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,198,367 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,198,367 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,198,367 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,198,367 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,198,367 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,198,367 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,122,202 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,122,202 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,122,202 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.4%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,122,202 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,122,202 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,122,202 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 6.4%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,198,367 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,198,367 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,198,367 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 21676P103

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 1,198,367 shares of Common Stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,198,367 shares of Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,198,367 shares of Common Stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 6.8%

12	Type of Reporting Person (See Instructions) OO

Item 1.
	(a)	Name of Issuer Cooper-Standard Holdings Inc.
	(b)	Address of Issuer’s Principal Executive Offices 39550 Orchard Hill Place Drive Novi, Michigan 48375

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), (vii) Apollo SVF Advisors, L.P. (“SVF Advisors”), (viii) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (ix) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (x) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xi) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xii) Apollo SVF Management, L.P. (“SVF Management”), (xiii) Apollo SVF Management GP, LLC (“SVF Management GP”), (xiv) Apollo Capital Management, L.P. (“Capital Management”), (xv) Apollo Capital Management GP, LLC (“Capital Management GP”), (xvi) Apollo Principal Holdings II, L.P. (“Principal II”), (xvii) Apollo Principal Holdings II GP, LLC (“Principal GP”), (xviii) Apollo Management Holdings, L.P. (“Holdings”), and (xix) Apollo Management Holdings GP, LLC (“Holdings GP”).  Value Master Fund, SVF Master Fund and SOMA Fund each hold shares of Common Stock of the Issuer.  Value Advisors serves as the managing general partner of Value Master Fund and Value Capital Management serves as the general partner of Value Advisors.  Value Management serves as the manager of Value Master Fund and Value Management GP serves as the general partner of Value Management.  SVF Advisors serves as the managing general partner of SVF Master Fund and SVF Capital Management serves as the general partner of SVF Advisors.  SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and SVF Management GP serves as the general partner of SVF Management.  SOMA Advisors serves as the general partner of SOMA Fund and SOMA Capital Management serves as the general partner of SOMA Advisors.  Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management.  Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II.  Holdings serves as the sole member-manager of Capital Management GP, and Holdings GP serves as the general partner of Holdings.  Value Master Fund, Value Advisors, Value Capital Management, Value Management, Value Management GP, SVF Master Fund, SVF Advisors, SVF Capital Management, SOMA Fund, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, Capital Management, Capital Management GP, Principal II, Principal GP, Holdings and Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)

Address of Principal Business Office or, if none, Residence
The principal office of Value Master Fund, Value Advisors, Value Capital Management, SVF Master Fund, SVF Advisors, SVF Capital Management, SOMA Fund, SOMA Advisors, SOMA Capital Management, Principal II and Principal GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of Value Management, Value Management GP, SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
SOMA Fund, Value Advisors, Value Management, SVF Advisors, SOMA Advisors, SVF Management, Capital Management, Principal II and Holdings are each Delaware limited partnerships.  Value Capital Management, Value Management GP, SVF Capital Management, SOMA Capital Management, SVF Management GP, Capital Management GP, Principal GP and Holdings GP are each Delaware limited liability companies. Value Master Fund and SVF Master Fund are both exempted limited partnerships registered in the Cayman Islands.

	(d)	Title of Class of Securities Common stock, par value $0.001 (the “Common Stock”).
	(e)	CUSIP Number 21676P103

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.
Item 4.	Ownership.
	(a)	Amount beneficially owned:
		Value Master Fund:	258,978 shares of Common Stock
		Value Advisors:	258,978 shares of Common Stock
		Value Capital Management:	258,978 shares of Common Stock
		Value Management:	258,978 shares of Common Stock
		Value Management GP:	258,978 shares of Common Stock
		SVF Master Fund:	233,301 shares of Common Stock
		SVF Advisors:	233,301 shares of Common Stock
		SVF Capital Management:	233,301 shares of Common Stock
		SOMA Fund:	629,923 shares of Common Stock
		SOMA Advisors:	629,923 shares of Common Stock
		SOMA Capital Management:	629,923 shares of Common Stock
		SVF Management:	939,389 shares of Common Stock
		SVF Management GP:	939,389 shares of Common Stock
		Capital Management:	1,198,367 shares of Common Stock
		Capital Management GP:	1,198,367 shares of Common Stock
		Principal II:	1,122,202 shares of Common Stock

Principal GP:	1,122,202 shares of Common Stock
Holdings	1,198,367 shares of Common Stock
Holdings GP	1,198,367 shares of Common Stock

The number of shares reported as beneficially owned by SVF Management includes 76,165 shares of the Issuer’s common stock held by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009, whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund.  The shares held by Permal Fund are therefore included in the shares shown as beneficially owned by SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP in this section (a) of Item 4 and sections (b) and (c) of Item 4 below.

Value Master Fund, SVF Master Fund and SOMA Fund each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Value Advisors, Value Capital Management, Value Management, Value Management GP, SVF Advisors, SVF Capital Management, SOMA Advisors, SOMA Capital Management, SVF Management, SVF Management GP, Capital Management, Capital Management GP, Principal II, Principal GP, Holdings, Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal GP, and the managers, as well as principal executive officers, of Holdings GP, disclaim beneficial ownership of all shares of the Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	Value Master Fund:	1.5%
	Value Advisors:	1.5%
	Value Capital Management:	1.5%
	Value Management:	1.5%
	Value Management GP:	1.5%
	SVF Master Fund:	1.3%
	SVF Advisors:	1.3%
	SVF Capital Management:	1.3%
	SOMA Fund:	3.6%
	SOMA Advisors:	3.6%
	SOMA Capital Management:	3.6%
	SVF Management:	5.3%
	SVF Management GP:	5.3%
	Capital Management:	6.8%
	Capital Management GP:	6.8%
	Principal II:	6.4%

Principal GP:	6.4%
Holdings	6.8%
Holdings GP	6.8%

The percentage amounts are based upon 17,620,074 shares of Common Stock outstanding as of November 2, 2012, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:
		Value Master Fund:	258,978 shares of Common Stock
		Value Advisors:	258,978 shares of Common Stock
		Value Capital Management:	258,978 shares of Common Stock
		Value Management:	258,978 shares of Common Stock
		Value Management GP:	258,978 shares of Common Stock
		SVF Master Fund:	233,301 shares of Common Stock
		SVF Advisors:	233,301 shares of Common Stock
		SVF Capital Management:	233,301 shares of Common Stock
		SOMA Fund:	629,923 shares of Common Stock
		SOMA Advisors:	629,923 shares of Common Stock
		SOMA Capital Management:	629,923 shares of Common Stock
		SVF Management:	939,389 shares of Common Stock
		SVF Management GP:	939,389 shares of Common Stock
		Capital Management:	1,198,367 shares of Common Stock
		Capital Management GP:	1,198,367 shares of Common Stock
		Principal II:	1,122,202 shares of Common Stock
		Principal GP:	1,122,202 shares of Common Stock
		Holdings	1,198,367 shares of Common Stock
		Holdings GP	1,198,367 shares of Common Stock
	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
	(iv)	Shared power to dispose or to direct the disposition of:
		Value Master Fund:	258,978 shares of Common Stock
		Value Advisors:	258,978 shares of Common Stock
		Value Capital Management:	258,978 shares of Common Stock
		Value Management:	258,978 shares of Common Stock
		Value Management GP:	258,978 shares of Common Stock
		SVF Master Fund:	233,301 shares of Common Stock
		SVF Advisors:	233,301 shares of Common Stock
		SVF Capital Management:	233,301 shares of Common Stock
		SOMA Fund:	629,923 shares of Common Stock
		SOMA Advisors:	629,923 shares of Common Stock
		SOMA Capital Management:	629,923 shares of Common Stock

SVF Management:	939,389 shares of Common Stock
SVF Management GP:	939,389 shares of Common Stock
Capital Management:	1,198,367 shares of Common Stock
Capital Management GP:	1,198,367 shares of Common Stock
Principal II:	1,122,202 shares of Common Stock
Principal GP:	1,122,202 shares of Common Stock
Holdings	1,198,367 shares of Common Stock
Holdings GP	1,198,367 shares of Common Stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013

APOLLO VALUE INVESTMENT MASTER FUND, L.P.

	By:	Apollo Value Advisors, L.P.
its managing general partner

		By:		Apollo Value Capital Management, LLC
its general partner

			By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO VALUE ADVISORS, L.P.

	By:	Apollo Value Capital Management, LLC
its general partner

		By:		/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO VALUE CAPITAL MANAGEMENT, LLC

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO VALUE MANAGEMENT, L.P.

	By:	Apollo Value Management GP, LLC
its general partner

		By:		/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO VALUE MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO STRATEGIC VALUE MASTER FUND, L.P.

By:	Apollo SVF Advisors, L.P.
its managing general partner

	By:	Apollo SVF Capital Management, LLC
its general partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SVF ADVISORS, L.P.

By:	Apollo SVF Capital Management, LLC
its general manager

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SVF CAPITAL MANAGEMENT, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SPECIAL OPPORTUNITIES
MANAGED ACCOUNT, L.P.

By:	Apollo SOMA Advisors, L.P.
its general partner

	By:	Apollo SOMA Capital Management, LLC
its general partner

		By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC
its general partner

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC
its general partner

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	Apollo Principal Holdings II GP, LLC
its general partner

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Cindy Michel
Cindy Michel
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Cindy Michel
Cindy Michel
Vice President